UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8 - K

Current Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report: September 17, 2003

NICHOLAS INVESTMENT COMPANY, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-27557	33-0788829
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4443 Birdie Drive, Corona, CA 92883
(Address of principal executive offices) Zip Code

Registrant's telephone number, including area code: (760) 390-6395

N/A (Former name or former address, if changed since last report)

Item 1. Change in Control of Registrant

On June 3, 2003, Nicholas Investment Company, Inc. (the "Registrant") filed an Amendment with the Nevada Secretary of State, designating 2,000,000 shares of Preferred Series B stock. On June 4, 2003, 2,000,000 shares of Preferred Series B stock was issued to MRG California, LLC. ("MRG"), pursuant to a Resolution of the Board of Directors dated June 3, 2003. MRG paid $5,000 in consideration of such stock issuance, paid from cash on hand. The owner of each one (1) share of Preferred Series B stock is entitled to one hundred (100) votes for any matter presented to the shareholders of the corporation at any regular or special meeting of the shareholders, or for any matter that may require approval of the shareholders of the corporation. With the issuance of the stock to MRG, it represented 63.2% of the voting stock of the Registrant.

On September 17, 2003, MRG sold all of its interest in the Preferred Series B stock to Peak Solutions ("Peak") a private partnership. As a result of this sale and transfer of Series B Preferred Stock, Peak now represents 63.2% of the voting stock of the Registrant.

Peak is a private partnership, formed on January 6, 2003, with a principal place of business at 4443 Birdie Dr., Corona, Ca 92883. The partners in Peak are Steven Peacock and Shane Traveller, both of whom serve as directors and officers of Registrant.

There are no arrangements known to the Registrant, including any pledge by any person of securities of the Registrant, the operation of which would at a subsequent date result in a change in control of the Registrant.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

A) Financial Statements: N/A

B) Exhibits:

Exhibit No.	Description	Location

3.1	Articles of Incorporation	Previously Filed

3.2	Bylaws	Previously Filed

4.1	Certificate of Designation of Preferred Stock Voting Rights of Nicholas Investment Company, Inc.	Previously Filed

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NICHOLAS INVESTMENT COMPANY, INC.

SIGNATURE	TITLE	DATE

/s/ Steven R. Peacock Steven R. Peacok	President	September 17, 2003